E.I.I. REALTY SECURITIES, INC.

                               667 Madison Avenue
                               New York, NY 10021

                                                          May 4, 1998

E.I.I. Realty Securities Fund
667 Madison Avenue
New York, NY  10021

Ladies/Gentlemen:

         E.I.I. Realty Securities, Inc. ("E.I.I.") hereby offers to purchase 10,000 shares of E.I.I. Realty Securities Fund (the "Seed Capital Shares"). This letter will confirm that E.I.I. is purchasing the Seed Capital Shares for its own account for investment purposes only and not with a view to reselling or otherwise distributing such shares.

         E.I.I. agrees and hereby undertakes that, in the event any of the Seed Capital Shares are redeemed during the period of amortization of the Fund's organizational expenses, the redemption proceeds will be reduced by any unamortized organizational expenses in the same proportion as the number of Seed Capital Shares being redeemed bears to the number of Seed Capital Shares outstanding at the time of redemption.


                                           Sincerely,

                                           /s/Richard J. Adler
                                           -------------------
                                           Richard J. Adler
                                           Managing Director
                                           E.I.I. Realty Securities, Inc.